Exhibit 1.2
PRICING AGREEMENT
June 30, 2009
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
As Representatives of the several Underwriters
named in Schedule I hereto
c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
     MetLife, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein (this “Agreement”) and in the Underwriting Agreement, dated June 30, 2009 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Underwritten Securities”).
     Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, the Applicable Time and the Closing Date. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Each reference to Securities Agreement shall be deemed to refer to the Indenture, dated as of June 21, 2005 between MetLife, Inc. and The Bank of New York Mellon Trust Company, N. A. (successor to J.P. Morgan Trust Company, National Association) (the “Subordinated Indenture”) and the Supplemental Indenture to be dated as of July 8, 2009, between MetLife, Inc. and The Bank of New York Mellon Trust Company, N. A.) (the “Eighth Supplemental Indenture”). Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Securities pursuant to the Underwriting Agreement and the address of the Representatives are set forth at the end of Schedule II hereto.
     Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue, sell and deliver to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto.
     If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.
[Signature pages to follow]

Very truly yours, METLIFE, INC.
By:	/s/ Eric T. Steigerwalt
	Name:	Eric T. Steigerwalt
	Title:	Senior Vice President and Treasurer

[Signature page to Pricing Agreement]

Accepted as of the date hereof on behalf of each of the Underwriters:

J.P. MORGAN SECURITIES INC.

By:	/s/ Robert Bottamedi

	Name:	Robert Bottamedi
	Title:	Vice President

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Yurij Slyz

	Name:	Yurij Slyz
	Title:	Vice President
[Signature page to Pricing Agreement]

SCHEDULE I
TO PRICING AGREEMENT

Principal Amount of $500,000,000
10.750% Fixed-to-Floating Junior
Subordinated Debentures due 2069 to
Underwriters	be Purchased
J.P. Morgan Securities Inc.	$175,000,000
Morgan Stanley & Co. Incorporated	$175,000,000
Deutsche Bank Securities Inc.	$25,000,000
BNP Paribas Securities Corp.	$12,500,000
Credit Suisse Securities (USA) LLC	$12,500,000
Daiwa Securities America Inc.	$12,500,000
Goldman, Sachs & Co.	$12,500,000
HSBC Securities (USA) Inc.	$12,500,000
ING Financial Markets LLC	$12,500,000
Raymond James & Associates, Inc.	$12,500,000
RBS Securities Inc.	$12,500,000
Blaylock Robert Van, LLC	$3,125,000
Cabrera Capital Markets, LLC	$3,125,000
CastleOak Securities, L.P.	$3,125,000
Guzman & Company	$3,125,000
Muriel Siebert & Co. Inc.	$3,125,000
Samuel A. Ramirez & Company, Inc.	$3,125,000
Toussaint Capital Partners, LLC	$3,125,000
The Williams Capital Group, L.P.	$3,125,000
Total	$500,000,000

Schedule I-1

SCHEDULE II
TO PRICING AGREEMENT

MetLife, Inc.
$500,000,000
10.750% Fixed-to-Floating Junior Subordinated Debentures due 2069
Final Term Sheet
June 30, 2009

Issuer:	MetLife, Inc.

Securities:	10.750% Fixed-to-Floating Junior Subordinated Debentures due 2069 (the “Junior Subordinated Debentures”)

Aggregate Principal Amount:	$500,000,000

Price to the Public:	99.981% of principal amount

Gross Underwriting Discount:	1.000%

Proceeds to Issuer Before Expenses:	$494,905,000

Pricing Date:	June 30, 2009

Settlement Date (T+5):	July 8, 2009

Scheduled Redemption Date:	August 1, 2039

Final Maturity Date:	August 1, 2069

Interest Rate and Interest Payment Dates During Fixed Rate Period:	The Junior Subordinated Debentures will bear interest on their principal amount from and including July 8, 2009 to but excluding August 1, 2039, or earlier redemption, at a fixed rate equal to 10.750% per annum (the “Coupon”), payable semi-annually in arrears on each February 1 and August 1, beginning on February 1, 2010.

Schedule II-1

Interest Rate and Interest Payment Dates During Floating Rate Period until Final Maturity Date:	Solely in the event that the Junior Subordinated Debentures are not repaid or otherwise redeemed on or before the Scheduled Redemption Date, from and including August 1, 2039 to but excluding August 1, 2069 or earlier redemption, at a floating rate per annum equal to Three-Month LIBOR plus a margin equal to 7.548%, payable quarterly in arrears on each February 1, May 1, August 1 and November 1.

For the purposes of definition of the term “Three-Month LIBOR” in the Preliminary Prospectus Supplement, with respect to any LIBOR Determination Date, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described in the Preliminary Prospectus Supplement, Three-Month LIBOR for that interest period will be the same as Three-Month LIBOR as determined for the previous interest period or, in the case of the interest period beginning on August 1, 2039, 3.202%.

Anticipated Ratings*:	Baa1 (Moody’s) / BBB (S&P) / A- (Fitch)*

Coupon:	10.750%

Benchmark Treasury:	UST 3.250% due February 2039

Spread to Benchmark Treasury:	T + 640.8 bps

Benchmark Treasury Price and Yield:	86-01; 4.342%

Yield to Maturity:	10.750%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Junior Subordinated

CUSIP/ISIN:	59156RAV0 / US59156RAV06

Benchmark Treasury:	UST 3.250% due February 2039

Schedule II-2

Optional Redemption:	Subject to the provisions of the Replacement Capital Covenant described in the Preliminary Prospectus Supplement, MetLife, Inc. may, at its option redeem the Junior Subordinated Debentures:

	•	in whole or in part, at any time on or after August 1, 2034 at their principal amount plus accrued and unpaid interest to, but excluding, the date of such redemption (the “Par Redemption Amount”); provided that if the Junior Subordinated Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Junior Subordinated Debentures (excluding any Junior Subordinated Debentures held by MetLife, Inc. or any of its affiliates) must remain outstanding after giving effect to such redemption;

	•	in whole or in part, at any time prior to August 1, 2034, in cases not involving a Tax Event or Rating Agency Event, at the Par Redemption Amount or, if greater, the Make-Whole Redemption Amount; provided that if the Junior Subordinated Debentures are not redeemed in whole, at least $50 million aggregate principal amount of the Junior Subordinated Debentures (excluding any Junior Subordinated Debentures held by MetLife, Inc. or any of its affiliates) must remain outstanding after giving effect to such redemption; and

	•	in whole, but not in part, at any time prior to August 1, 2034, after the occurrence of a Tax Event or Rating Agency Event, at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, the Special Event Make-Whole Redemption Amount.

Make-Whole Redemption Amount: means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest that would have been payable on the Junior Subordinated Debentures to be redeemed to and including August 1, 2034 (not including any portion of those payments of interest accrued as of such redemption date), discounted from their respective scheduled payment dates to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 70 basis points; plus accrued and unpaid interest, together with any Compounded Interest, thereon, to the extent permitted by law, to, but excluding, such redemption date.

Schedule II-3

Special Event Make-Whole Redemption Amount: means the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal and interest that would have been payable on the Junior Subordinated Debentures to be redeemed to and including August 1, 2034 (not including any portion of those payments of interest accrued as of such redemption date), discounted from their respective scheduled payment dates to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 80 basis points; plus accrued and unpaid interest, together with any Compounded Interest, thereon, to the extent permitted by law, to, but excluding, such redemption date.

Replacement Capital Covenant:	A Replacement Capital Covenant described in the Preliminary Prospectus Supplement will apply until August 1, 2059. The dates referred to in the Preliminary Prospectus Supplement on which the “applicable percentage” and the types of securities that constitute “qualifying capital securities” (as therein defined) will change are August 1, 2039 and August 1, 2049, respectively.

Additional Information:	Under the Junior Subordinated Indenture, MetLife, Inc. will be required to use commercially reasonable efforts to obtain stockholder consent to increase the number of authorized shares of its common stock if, at any date, MetLife, Inc.’s Shares Available for Issuance fall below the greater of:

• 310 million shares (as adjusted for any stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction); and

• three times the number of shares that MetLife, Inc. would need to issue to raise sufficient proceeds to pay (assuming a price per share equal to the average trading price of shares of MetLife, Inc.’s common stock over the ten-trading day period preceding such date) any then outstanding deferred interest on the Junior Subordinated Debentures (including Compounded Interest thereon), plus 12 additional months of interest (including Compounded Interest) on the Junior Subordinated Debentures, up to a total of ten years of interest (including Compounded Interest). For purposes of determining the amounts, if any, accruing during a Floating Rate Period, the interest will be computed by reference to spot Three-Month LIBOR on the calculation date plus a margin equal to 7.548%.

Recent Developments:	On June 23, 2009, the Board of Directors (the “Board”) of MetLife, Inc. elected Alfred F. Kelly, Jr. as a director of MetLife, Inc., effective immediately. Mr. Kelly was also appointed to serve on the Audit, Compensation, and Finance and Risk Policy Committees of the Board, effective immediately. For additional information please see MetLife, Inc.’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 29, 2009.

Schedule II-4